Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME PARTNERS V D LTD PARTNERSHIP
filed 1997-03-31
CIK 847560

                           AMERICAN INCOME PARTNERS V



                American Income Partners V-D Limited Partnership


                Annual Report to the Partners, December 31, 1996

               AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                    INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                           Page
                                                                           ----


SELECTED FINANCIAL DATA                                                       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                         3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                7

Statement of Financial Position
at December 31, 1996 and 1995                                                 8

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                          9

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                         10

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                         11

Notes to the Financial Statements                                         12-20


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                      21

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                      22

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended and
and Restated Agreement and Certificate of
Limited Partnership                                                          23

                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1996:


          Summary of
          Operations              1996         1995         1994          1993           1992
-----------------------------  -----------  -----------  -----------  -------------  ------------
Lease revenue                   $1,816,273   $2,179,607   $2,992,070   $ 3,663,342    $ 3,893,557

Net income (loss)               $1,656,646   $  733,938   $  213,680   $(1,165,153)   $   237,963

Per Unit:
         Net income (loss)      $     3.28   $     1.45   $     0.42   $     (2.30)   $      0.47

         Cash distributions     $     4.52   $     2.00   $     2.50   $      2.50    $      2.88


     Financial Position
-----------------------------

Total assets                    $3,551,413   $4,132,437   $5,673,509   $ 8,184,084    $12,377,650

Total long-term obligations     $  307,479   $   86,802   $1,182,287   $ 2,683,780    $ 4,439,182

Partners' capital               $2,927,711   $3,555,934   $3,833,000   $ 4,883,075    $ 7,311,984

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

  American Income Partners V-D Limited Partnership (the "Partnership") was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction might involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs. In order to increase the marketability of the Partnership's remaining equipment, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness. This may negatively effect short-term cash distributions.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $1,816,273 compared to $2,179,607 and $2,992,070 for the years ended December 31, 1995 and 1994, respectively. Lease revenue in 1996 includes the receipt of $516,712 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-251 Advanced aircraft in July 1996 (see below). The decrease in lease revenue from 1994 to 1996 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  In 1996, the Partnership sold equipment having a net book value of $858,150 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $703,591 compared to a net gain of $229,279 in 1995 on equipment having a net book value of $199,826 and a net loss of $98,695 in 1994 on equipment having a net book value of $332,613. The 1996 equipment sales included the sale of the Partnership's interest in two Boeing 727-251 Advanced Aircraft with an original cost and net book value of $4,536,732 and $740,021, respectively, sold to the existing lessee in July 1996. In connection with this sale, the Partnership realized sale proceeds of $1,195,994 which resulted in a net gain, for financial statement purposes, of $455,973. This equipment was sold prior to the expiration of the related lease term, resulting in the receipt by the Partnership of lease termination rents, described above.

  During July 1996, the Partnership transferred its ownership interest in certain trailers to a third party for cash consideration of $60,170 (See Note 3 to the financial statements). The trailers had a net book value of $22,808 at the time of the transfer, resulting in a net gain, for financial statement purposes, of $37,362. In September 1996, the Partnership replaced these trailers with comparable trailers and leased such to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $357,884, was net of $36,574, representing the proportionate amount of gain deferred on the original trailers. The Partnership funded this transaction with $58,901 of the cash consideration and long-term financing of $335,557. The unused cash consideration of $1,269 was recognized as proceeds from equipment sales. The associated deferred gain of $788 was recognized as Gain on Sale of Equipment on the Statement of Operations in 1996.

  It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

  The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

  The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

  Depreciation and amortization expense was $753,448, $1,441,415 and $2,313,381 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life (see Note 2 to the financial statements herein.)

  Interest expense was $15,362 or less than 1% of lease revenue in 1996, $57,049 or 2.6% of lease revenue in 1995 and $189,677 or 6.3% of lease revenue in 1994. Interest expense in 1996 resulted from financing obtained from a third-party lender in connection with the like-kind exchange transaction which occurred during the third quarter of 1996, described above. Interest expense in the near-term will increase due to leveraging obtained during 1996. Subsequently, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. In addition, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Management fees were 4.9%, 4.3% and 3.9% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. Management fees during the year ended December 31, 1996 include $4,617, resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 5.7%, 5.9% and 3.2% of lease revenue in 1996, 1995 and 1994, respectively. Operating expenses increased in 1995 due to additional maintenance costs associated with the Partnership's interest in an aircraft engine and an increase in professional service costs. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.


Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,772,557, $1,953,038 and $2,775,280 in 1996, 1995 and 1994, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

  Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

  Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Partnership capitalized $66,000 of refurbishment costs incurred to upgrade certain equipment in 1994. During 1996, the Partnership realized $1,563,010 in equipment sale proceeds compared to $429,105 and $233,918 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

  The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In September 1996, the Partnership obtained additional long-term financing in connection with the like-kind exchange transaction involving certain trailers (see Results of Operations). In future years, the amount of cash used to repay debt obligations is scheduled to be less than that used during 1996. However, the level of cash required may fluctuate due to the use of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $2,284,869. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $2,170,626, and the General Partner was allocated 5%, or $114,243. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

    The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Partners of American Income Partners V-D Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Partners V-D Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-D Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995

                                              1996          1995
                                          ------------  ------------

ASSETS
------
Cash and cash equivalents                  $1,867,874    $1,108,982

Rents receivable                               15,859        49,874

Accounts receivable - affiliate               101,298       130,677

Equipment at cost, net of accumulated
   depreciation of $4,761,138 and
    $9,947,876 at December 31, 1996
    and 1995, respectively                  1,566,382     2,842,904
                                           ----------    ----------

   Total assets                            $3,551,413    $4,132,437
                                           ==========    ==========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                              $  307,479    $   86,802
Accrued interest                                1,336         2,029
Accrued liabilities                            23,245        20,000
Accrued liabilities - affiliate                20,837        11,673
Deferred rental income                        194,980       203,248
Cash distributions payable to partners         75,825       252,751
                                           ----------    ----------
   Total liabilities                          623,702       576,503
                                           ----------    ----------
Partners' capital (deficit):
   General Partner                           (385,667)     (354,256)
   Limited Partnership Interests
   (480,227 Units; initial purchase
   price of $25 each)                       3,313,378     3,910,190
                                           ----------    ----------
   Total partners' capital                  2,927,711     3,555,934
                                           ----------    ----------
   Total liabilities and partners'         $3,551,413    $4,132,437
    capital                                ==========    ==========

                The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994

                                          1996         1995          1994
                                       -----------  -----------  ------------

Income:

   Lease revenue                        $1,816,273   $2,179,607   $2,992,070

   Interest income                          97,019       45,357       34,229

   Gain (loss) on sale of equipment        704,379      229,279      (98,695)
                                        ----------   ----------   ----------

   Total income                          2,617,671    2,454,243    2,927,604
                                        ----------   ----------   ----------

Expenses:

   Depreciation and amortization           753,448    1,441,415    2,313,381

   Interest expense                         15,362       57,049      189,677

   Equipment management fees
   - affiliate                              89,296       93,197      115,699

   Operating expenses - affiliate          102,919      128,644       95,167
                                        ----------   ----------   ----------

       Total expenses                      961,025    1,720,305    2,713,924
                                        ----------   ----------   ----------

Net income                              $1,656,646   $  733,938   $  213,680
                                        ==========   ==========   ==========
Net income
   per limited partnership unit         $     3.28   $     1.45   $     0.42
                                        ==========   ==========   ==========
Cash distributions declared
   per limited partnership unit         $     4.52   $     2.00   $     2.50
                                        ==========   ==========   ==========

                The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994

                                  General      Recognized Owners
                                  Partner    ---------------------
                                  Amount      Units      Amount        Total
                                -----------  -------  ------------  ------------
Balance at December 31, 1993     $(287,899)  480,227  $ 5,170,974   $ 4,883,075

Net income - 1994                   10,684        --      202,996       213,680

Cash distributions declared        (63,188)       --   (1,200,567)   (1,263,755)
                                 ---------   -------  -----------   -----------

Balance at December 31, 1994      (340,403)  480,227    4,173,403     3,833,000

Net income - 1995                   36,697        --      697,241       733,938

Cash distributions declared        (50,550)       --     (960,454)   (1,011,004)
                                 ---------   -------  -----------   -----------

Balance at December 31, 1995      (354,256)  480,227    3,910,190     3,555,934

Net income - 1996                   82,832        --    1,573,814     1,656,646

Cash distributions declared       (114,243)       --   (2,170,626)   (2,284,869)
                                 ---------   -------  -----------   -----------

Balance at December 31, 1996     $(385,667)  480,227  $ 3,313,378   $ 2,927,711
                                 =========   =======  ===========   ===========

                The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                       1996             1995           1994
                                 ----------------  --------------  -------------
Cash flows from (used in)
 operating activities:
Net income                           $ 1,656,646     $   733,938    $   213,680

Adjustments to reconcile net
 income to net cash from
 operating activities:
   Depreciation and amortization         753,448       1,441,415      2,313,381

   (Gain) loss on sale of
    equipment                           (704,379)       (229,279)        98,695

Changes in assets and
 liabilities:
   Decrease (increase) in:
       Rents receivable                   34,015          78,404        (17,683)
       Accounts receivable -
        affiliate                         29,379          33,893        126,214
   Increase (decrease) in:
       Accrued interest                     (693)        (14,928)       (20,817)
       Accrued liabilities                 3,245           4,500          3,000
       Accrued liabilities -
        affiliate                          9,164         (73,919)        76,863
       Deferred rental income             (8,268)        (20,986)       (18,053)
                                     -----------     -----------    -----------

       Net cash from operating
        activities                     1,772,557       1,953,038      2,775,280
                                     -----------     -----------    -----------

Cash flows from (used in)
 investing activities:
   Purchase of equipment                      --              --        (66,000)
   Proceeds from equipment sales       1,563,010         429,105        233,918
                                     -----------     -----------    -----------

       Net cash from investing
        activities                     1,563,010         429,105        167,918
                                     -----------     -----------    -----------

Cash flows used in financing
 activities:
   Principal payments - notes
    payable                             (114,880)     (1,095,485)    (1,501,493)
   Distributions paid                 (2,461,795)     (1,074,192)    (1,263,755)
                                     -----------     -----------    -----------
       Net cash used in
        financing activities          (2,576,675)     (2,169,677)    (2,765,248)
                                     -----------     -----------    -----------

Net increase in cash and cash
 equivalents                             758,892         212,466        177,950

Cash and cash equivalents at
 beginning of year                     1,108,982         896,516        718,566
                                     -----------     -----------    -----------

Cash and cash equivalents at
 end of year                         $ 1,867,874     $ 1,108,982    $   896,516
                                     ===========     ===========    ===========

Supplemental disclosure of
 cash flow information:
   Cash paid during the year
    for interest                     $    16,055     $    71,977    $   210,494
                                     ===========     ===========    ===========

Supplemental disclosure of non-cash investing and financing activities:
  See Note 3 to the Financial Statements.


                The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1996


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

   The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on May 21, 1990 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On September 27, 1990, the Partnership issued 480,227 units, representing assignments of limited partnership interests (the "Units"), to 806 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group) a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which AFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by Geoffrey A. MacDonald, is the 1% General Partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

   Significant operations commenced September 28, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative return of 11% (compounded quarterly) on undistributed invested capital.

   Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see Note 4.)

   EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

   The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

   In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $1,755,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $503,775 are due as follows:

For the year ending December 31, 1997             $184,967
                                 1998              102,488
                                 1999               85,478
                                 2000               84,778
                                 2001               46,064
                                                  --------

                                Total             $503,775
                                                  ========

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 is as follows:

                                   1996              1995               1994
                                 ---------         ---------          ---------
Consolidated Rail Corporation     $218,922          $218,923                 --
Northwest Airlines, Inc.          $936,905          $720,331           $720,329
Roses Stores, Inc.                      --                --           $457,189

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the affiliate plus all actual costs accrued by EFG or the affiliate while carrying the equipment less the amount of all rents earned by EFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Net Income and Cash Distributions Per Unit
------------------------------------------

    Net income and cash distributions per Unit are based on 480,227 Units outstanding during each of the three years in the period ended December 31, 1996 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                  Lease Term    Equipment
      Equipment Type               (Months)      at Cost               Location
--------------------------------  -----------  ------------  -----------------------------
Locomotives                               78   $ 1,656,854   IL/PA
Materials handling                      1-60     1,445,590   CA/IA/IL/KY/MI/MN/NE/NY/OH/PA
                                                             WA/WI
Aircraft                                1-19     1,160,990   NY
Computer and peripherals               12-60       371,579   AK/CA/CT/KS/LA/MI/MS/ND/NM/OK
                                                             PA/TX/UT/WV/WY
Construction and mining                12-60       364,308   AL/GA/IL/MI/SC/WV
Trailers/intermodal containers            60       357,884   GA
Tractors and heavy duty trucks         24-60       301,746   CO/NJ/WV
Manufacturing                             60       268,764   NJ
Communications                         23-60       229,633   CA/FL/GA/LA/MS/OK/SC/TN/TX/UT
Research and test                       9-48       105,805   CA
Motor vehicles                            60        64,367   NJ
                                               -----------

                        Total equipment cost     6,327,520

                    Accumulated depreciation    (4,761,138)
                                               -----------

  Equipment, net of accumulated depreciation   $ 1,566,382
                                               ===========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

    During July 1996, the Partnership transferred its ownership interest in certain trailers, previously leased to The Atchison Topeka and Santa Fe Railroad, to a third party for cash consideration of $60,170. The trailers had a net book value of $22,808 at the time of the transfer, which resulted in a net gain, for financial statement purposes, of $37,362. In September 1996, the Partnership replaced these trailers with comparable trailers and leased such to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $357,884, was net of $36,574, representing the proportionate amount of gain deferred on the original trailers. The Partnership funded this transaction with $58,901 of the cash consideration and long-term financing of $335,557. The unused cash consideration of $1,269 was recognized as proceeds from equipment sales. The associated deferred gain of $788 was recognized as Gain on Sale of Equipment on the Statement of Operations in 1996.

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,989,562, representing approximately 47% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $358,000 and a net book value of approximately $336,000 at December 31, 1996. (See
Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or re-lease with an original cost and net book value of approximately $535,000 and $2,000, respectively, at December 31, 1996. The General Partner is actively seeking the sale or re-lease of all equipment not on lease.

NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                          1996            1995            1994
                                        ---------       ---------       ---------
Equipment management fees                $ 89,296        $ 93,197        $115,699
Administrative charges                     37,037          20,544          12,000
Reimbursable operating
   expenses due to third parties           65,882         108,100          83,167
                                         --------        --------        --------
                           Total         $192,215        $221,841        $210,866
                                         ========        ========        ========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $101,298 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1997.

    On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of EFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by EFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (Recognized Owners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The limited partners of the Partnership tendered approximately 20,888 units or 4.35% of the total outstanding units of the Partnership to AALP. The operations of the Partnership were not adversely affected by these proceedings or settlements. On December 1, 1996, EFG purchased a Class D interest, representing a 49% economic interest in AALP.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of installment notes payable to banks of $307,479. The installment notes are non-recourse, with interest rates ranging between 9.75% and 9.9% and are collateralized by the equipment and assignment of the related lease payments. All of the notes were originated in connection with the like-kind exchange transaction (see Note 3) and will be fully amortized by noncancellable rents. The carrying amount of notes payable approximates fair value as December 31, 1996.

The annual maturities of the installment notes payable are as follows:

For the year ending December 31, 1997         $ 57,097
                                 1998           62,952
                                 1999           69,425
                                 2000           76,564
                                 2001           41,441
                                              --------

                                Total         $307,479
                                              ========

NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:



                                           1996          1995         1994
                                       ------------  ------------  ----------
Net income                              $1,656,646    $  733,938   $ 213,680
   Financial statement depreciation
      in excess of tax depreciation        137,148       195,845     695,987
   Prepaid rental income                    (8,268)      (20,986)    (18,053)
   Other                                  (881,535)      116,488    (212,753)
                                        ----------    ----------   ---------

Net income for federal income tax
   reporting purposes                   $  903,991    $1,025,285   $ 678,861
                                        ==========    ==========   =========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


   The principal component of "Other" consists of the differences between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

   The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                              1996                 1995
                                          ------------         ------------

Partners' capital                          $2,927,711           $3,555,934

Add back selling commissions and
 organization and offering costs            1,345,638            1,345,638

Financial statement distributions in
 excess of tax distributions                    3,791               12,638

Cumulative difference between federal
 income tax and financial statement
 income (loss)                               (823,603)             (70,948)
                                           ----------           ----------

Partners' capital for federal income
 tax reporting purposes                    $3,453,537           $4,843,262
                                           ==========           ==========

   Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
--------------------------

    On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

                       ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1996, 1995 and 1994



   The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994:

                                             1996         1995         1994
                                          -----------  -----------  -----------
Rents earned prior to disposal of          $6,375,173   $1,260,881   $3,176,177
   equipment, net of interest charges

Sale proceeds realized upon disposition
   of equipment                             1,563,010      429,105      233,918
                                           ----------   ----------   ----------

Total cash generated from rents
   and equipment sale proceeds              7,938,183    1,689,986    3,410,095

Original acquisition cost of equipment
   disposed                                 6,821,144    1,293,887    3,356,797
                                           ----------   ----------   ----------
Excess of total cash generated to cost
   of equipment disposed                   $1,117,039   $  396,099   $   53,298
                                           ==========   ==========   ==========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996

                                                    Sales and
                                    Operations    Refinancings       Total
                                  --------------  -------------  --------------
Net income                           $  952,267    $   704,379     $ 1,656,646
Add:
   Depreciation                         753,448             --         753,448
   Management fees                       89,296             --          89,296
   Book value of disposed
    equipment                                --        858,631         858,631

Less:
   Principal reduction of notes
    payable                            (114,880)            --        (114,880)
                                     ----------   ------------     -----------

   Cash from operations, sales
    and refinancings                  1,680,131      1,563,010       3,243,141

Less:
   Management fees                      (89,296)            --         (89,296)
                                     ----------   ------------     -----------

   Distributable cash from
    operations, sales and
    refinancings                      1,590,835      1,563,010       3,153,845
                                     ----------   ------------     -----------

Other sources and uses of cash:
   Cash at beginning of year          1,108,982             --       1,108,982
   Net change in receivables and
   accruals                              66,842             --          66,842

Less:
   Cash distributions paid             (898,785)    (1,563,010)     (2,461,795)
                                     ----------   ------------     -----------

Cash at end of year                  $1,867,874             --     $ 1,867,874
                                     ==========   ============     ===========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996



    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



     Operating expenses                      $96,042