Form 10-K, Exhibit 13
period 2000-12-31
AMERICAN INCOME PARTNERS V D LTD PARTNERSHIP
filed 2001-04-02
CIK 847560

EXHIBIT 13

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP


                Annual Report to the Partners, December 31, 2000

Dear Investor:

We are pleased to provide the 2000 Annual Report for American Income Partners V-D Limited Partnership which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-founder

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                            PAGE
                                                                            ----

SELECTED FINANCIAL DATA.................................................      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.....................................    3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors..........................................      7

Statement of Financial Position
at December 31, 2000 and 1999...........................................      8

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998....................      9

Statement of Changes in Partners' Capital
for the years ended December 31, 2000, 1999 and 1998....................     10
Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998....................     11

Notes to the Financial Statements.......................................  12-22



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed.................................     23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings.................................     24

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as Required by
Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership........................     25

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 2000:

        SUMMARY OF OPERATIONS                 2000             1999            1998             1997             1996
 ------------------------------------    --------------   --------------  --------------   --------------   --------------
 Lease revenue.......................    $      199,293   $      247,818  $      321,107   $      653,111   $    1,816,273

 Interest Income                         $      102,260   $      191,695  $      161,990   $      131,193   $       97,019

 Net (loss) income...................    $     (168,041)  $      296,465  $      575,168   $      720,339   $    1,656,646

 Per Unit:
      Net (loss) income..............    $        (0.33)  $         0.59  $         1.14   $         1.42   $         3.28

      Cash distributions declared....    $           --   $         0.45  $         0.45   $         0.56   $         4.52


         FINANCIAL POSITION
-------------------------------------

 Total assets........................    $    3,843,691   $    4,069,905  $    4,032,879   $    3,443,037   $    3,551,413

 Total long-term obligations             $           --   $           --  $           --   $           --   $      307,479

 Partners' capital...................    $    3,612,346   $    3,780,387  $    3,711,398   $    3,363,706   $    2,927,711

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1999
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Certain statements in this annual report of American Income Partners V-D Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the remarketing of the Partnership's equipment and the performance of the partnership's non-equipment assets.

OVERVIEW

     The Partnership was organized in 1990 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2001. However, the General Partner does not expect that the Partnership will be dissolved until such time that the Class Action Lawsuit is settled or adjudicated.

     The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Partnership has active business operations in the financial services industry, including equipment leasing and the loan to Echelon Residential Holdings LLC ("Echelon Residential Holdings"). The Partnership does not intend to engage in investment activities in a manner or to an extent that would require the Partnership to register as an investment company under the Act. However, it is possible that the Partnership may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Partnership were to be determined to be an investment company, its business would be adversely affected. If necessary, the Partnership intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

RESULTS OF OPERATIONS

     For the year ended December 31, 2000, the Partnership recognized lease revenue of $199,293, compared to $247,818 and $321,107 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue from 1998 to 2000 resulted principally from lease term expirations and the sale of equipment. In the future, lease revenue will continue to decline due to lease term expirations and equipment sales.

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership ("EFG"). Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income for the year ended December 31, 2000 was $102,260 compared to $191,695 and $161,990 for the years ended December 31, 1999 and 1998, respectively. Interest income is generated principally from temporary investment of rental receipts and equipment sale proceeds in short-term investments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. On March 8, 2000, the Partnership utilized $2,730,000 of available cash for a loan to Echelon Residential Holdings. The loan is presented in the accompanying financial statements in accordance with the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants in February 1986 entitled "ADC Arrangements", and therefore the Partnership does not recognize interest income related to this loan. (See further discussion included in Note 4 to the financial statements herein).

     During the year ended December 31, 2000, the Partnership sold equipment with a net book value of $9,199 to existing lessees and third parties. The sales resulted in a net gain, for financial reporting purposes, of $10,534, $191,523, and $672,899.

     In 1999, the Partnership sold fully depreciated equipment to existing lessees and third parties. These sales resulted in a net gain, for financials statement purposes, of $191,523 compared to a net gain in 1998 of $775,111 on equipment having a net book value of $272,578.

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

     Depreciation expense was $62,467, $64,562, and $115,523 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Management fees were $7,482, $9,848, and $13,512 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses were $202,962, $260,161, and $451,793 for the years ended December 31, 2000, 1999 and 1998, respectively. For the years ended December 31, 2000, 1999 and 1998 operating expenses includes approximately $41,000, $50,000 and $297,000, respectively, related to the Class Action Lawsuit described in Note 7 to the financial statements. Other operating expenses consist principally of professional service costs, such as audit and other legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

     For the year ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $207,217. The loss is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss." See further discussion below.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. The Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to pay management fees and operating costs. Operating activities generated net cash inflows of $114,671, $153,455, and $270,559, in 2000, 1999 and

1998, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership remarkets its equipment. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 2000, the Partnership realized $19,733 in equipment sale proceeds compared to $191,523 and $945,477 in 1999 and 1998, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     At December 31, 2000, the Partnership had aggregate future minimum lease payments of $85,896 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party.

     In connection with a preliminary settlement agreement for a Class Action Lawsuit described in Note 7 to the financial statements, the court permitted the Partnership to invest in any new investment, including but not limited to new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership loaned $2,730,000 to a newly formed real estate company, Echelon Residential Holdings to finance the acquisition of real estate assets by that company. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. Echelon Residential Holding's interest in Echelon Residential LLC is pledged pursuant to a pledge agreement to the partnerships as collateral for the loans. The loan has a term of 30 months maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity.

     As discussed in Note 4 to the Partnership's financial statements, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of Echelon Residential Holdings under the equity method of accounting.

     The loan made by the Partnership to Echelon Residential Holdings is, and will continue to be, subject to various risks, including the risk of default by Echelon Residential Holdings, which could require the Partnership to foreclose under the pledge agreement on its interests in Echelon Residential LLC. The ability of Echelon Residential Holdings to make loan payments and the amount the Partnership may realize after a default would be dependent upon the risks generally associated with the real estate lending business including, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, rent control laws and other governmental rules. A default by Echelon Residential Holdings could have a material adverse effect on the future cash flow and operating results of the Partnership.

      The Restated Agreement, as amended, prohibits the Partnership from making loans to the General Partner or its affiliates. Since the acquisition of the several parcels of real estate from the owner had to occur prior to the admission of certain independent third parties as equity owners, Echelon Residential Holdings and its wholly owned subsidiary, Echelon Residential LLC, were formed in anticipation of their admission. The General Partner agreed to an officer of the Manager serving as the initial equity holder of Echelon Residential Holdings and as an unpaid manager. The officer made a $185,465 equity investment in Echelon Residential Holdings. His return on his equity investment is restricted to the same rate of return as the partnerships realize on their loans. There is a risk that the court may object to the general partner's action in structuring the loan in this way and may require the partnerships to restructure or divest the loan.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. In addition to the need for funds in connection with the Class Action Lawsuit, liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets.

     Cash distributions to the General Partner and Recognized Owners had been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is reported under financing activities on the accompanying Statement of Cash Flows. No distributions were declared for the year ended December 31, 2000, however, the 1999 fourth quarter cash distribution of $56,869 was paid in January 2000. In any given year, it is possible that Recognized Owners will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Recognized Owners adequate to cover any tax obligation.

     Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date and the performance of the Partnership's non-equipment assets.

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the accompanying financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items include the cumulative difference between income or loss for tax purposes and financial statement income or loss. The principal components of the cumulative difference between financial statement income or loss and tax income or loss result from different depreciation policies for book and tax purposes and different treatment for book and tax purposes related to the real estate venture.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 2000. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

     The outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner suspended the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is settled or adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners V-D Limited Partnership:

We have audited the accompanying statements of financial position of American Income Partners V-D Limited Partnership, as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Echelon Residential Holdings LLC, (a limited liability company to which the Partnership has loaned $2,730,000), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the financial statements relates to data included for Echelon Residential Holdings LLC, it is based solely on their report.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-D Limited Partnership at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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

                                              /s/ ERNST & YOUNG LLP


Tampa, Florida
March 30, 2001

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 2000 AND 1999

                                                                     2000              1999
                                                                 -----------       -----------
     ASSETS

     Cash and cash equivalents ............................      $ 1,226,359       $ 3,878,824
     Rents receivable .....................................           10,731             6,821
     Accounts receivable - affiliate ......................           12,809            41,585
     Investment in real estate venture ....................        2,522,783              --
     Equipment at cost, net of accumulated
        depreciation of $1,003,736 and $1,026,150
        at December 31, 2000 and 1999, respectively .......           71,009           142,675
                                                                 -----------       -----------
             Total assets .................................      $ 3,843,691       $ 4,069,905
                                                                 ===========       ===========



     LIABILITIES AND PARTNERS' CAPITAL

     Accrued liabilities ..................................      $   216,360       $   224,936
     Accrued liabilities - affiliate ......................           14,985             7,713
     Cash distributions payable to partners ...............             --              56,869
                                                                 -----------       -----------
             Total liabilities ............................          231,345           289,518
                                                                 -----------       -----------
     Partners' capital (deficit):
        General Partner ...................................         (351,436)         (343,034)
        Limited Partnership Interests
        (480,227 Units; initial purchase price of $25 each)        3,963,782         4,123,421
                                                                 -----------       -----------
             Total partners' capital ......................        3,612,346         3,780,387
                                                                 -----------       -----------
             Total liabilities and partners' capital ......      $ 3,843,691       $ 4,069,905
                                                                 ===========       ===========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                       2000             1999            1998
                                                     ----------       ----------      ----------
     Income:
          Lease revenue .......................      $  199,293       $  247,818      $  321,107
          Interest income .....................         102,260          191,695         161,990
          Gain on sale of equipment ...........          10,534          191,523         672,899
                                                     ----------       ----------      ----------
              Total income ....................         312,087          631,036       1,155,996
                                                     ----------       ----------      ----------


     Expenses:
          Depreciation ........................          62,467           64,562         115,523
          Equipment management fees -
            Affiliate .........................           7,482            9,848          13,512
          Operating expenses - affiliate ......         202,962          260,161         451,793
          Partnership's share of unconsolidated
            real estate venture's loss ........         207,217             --              --
                                                     ----------       ----------      ----------
              Total expenses ..................         480,128          334,571         580,828
                                                     ----------       ----------      ----------


     Net (loss) income ........................      $ (168,041)      $  296,465      $  575,168
                                                     ==========       ==========      ==========


     Net (loss) income
            per limited partnership unit ......      $    (0.33)      $     0.59      $     1.14
                                                     ==========       ==========      ==========
     Cash distributions declared
          per limited partnership unit ........      $     --         $     0.45      $     0.45
                                                     ==========       ==========      ==========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                               GENERAL             RECOGNIZED OWNERS
                                               PARTNER        ----------------------------
                                                AMOUNT           UNITS            AMOUNT            TOTAL
                                            -----------       -----------      -----------       -----------
     Balance at December 31, 1997 ......    $  (363,867)          480,227      $ 3,727,573       $ 3,363,706

           Net income - 1998 ...........         28,758              --            546,410           575,168

           Cash distributions declared..        (11,374)             --           (216,102)         (227,476)
                                            -----------       -----------      -----------       -----------

     Balance at December 31, 1998 ......       (346,483)          480,227        4,057,881         3,711,398

           Net income - 1999 ...........         14,823              --            281,642           296,465

           Cash distributions declared..        (11,374)             --           (216,102)         (227,476)
                                            -----------       -----------      -----------       -----------

     Balance at December 31, 1999 ......       (343,034)          480,227        4,123,421         3,780,387

           Net loss - 2000 .............         (8,402)             --           (159,639)         (168,041)
                                            -----------       -----------      -----------       -----------

     Balance at December 31, 2000 ......    $  (351,436)          480,227      $ 3,963,782       $ 3,612,346
                                            ===========       ===========      ===========       ===========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                     2000              1999              1998
                                                                 -----------       -----------       -----------
     Cash flows provided by (used in) operating activities:
          Net (loss) income ...............................      $  (168,041)      $   296,465       $   575,168
     Adjustments to reconcile net (loss) income
       to net cash provided by operating activities:
          Depreciation ....................................           62,467            64,562           115,523
          Gain on sale of equipment .......................          (10,534)         (191,523)         (672,899)
          Partnership's share of unconsolidated
                real estate venture's loss ................          207,217              --                --
     Changes in assets and liabilities:
          Decrease (increase) in:
              Rents receivable ............................           (3,910)           31,659               225
              Accounts receivable - affiliate .............           28,776           (15,745)           10,392
          Increase (decrease) in:
              Accrued liabilities .........................           (8,576)          (33,564)          249,300
              Accrued liabilities - affiliate .............            7,272             1,601            (6,710)
              Deferred rental income ......................             --                --                (440)
                                                                 -----------       -----------       -----------
                Net cash provided by operating activities .          114,671           153,455           270,559
                                                                 -----------       -----------       -----------

     Cash flows (used in) provided by investing activities:
          Proceeds from equipment sales ...................           19,733           191,523           945,477
          Investment in real estate venture ...............       (2,730,000)             --                --
                                                                 -----------       -----------       -----------
                Net cash (used in) provided by
                    investing activities ..................       (2,710,267)          191,523           945,477
                                                                 -----------       -----------       -----------

     Cash flows used in financing activities:
          Distributions paid ..............................          (56,869)         (227,476)         (227,476)
                                                                 -----------       -----------       -----------
                Net cash used in financing activities .....          (56,869)         (227,476)         (227,476)
                                                                 -----------       -----------       -----------

     Net (decrease) increase in cash and
         cash equivalents .................................       (2,652,465)          117,502           988,560
     Cash and cash equivalents at beginning of year .......        3,878,824         3,761,322         2,772,762
                                                                 -----------       -----------       -----------
     Cash and cash equivalents at end of year .............      $ 1,226,359       $ 3,878,824       $ 3,761,322
                                                                 ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

     American Income Partners V-D Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on May 21, 1990 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On September 27, 1990, the Partnership issued 480,227 units, representing assignments of limited partnership interests (the "Units"), to 806 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by Geoffrey
A. MacDonald, is the 1% General Partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

     Significant operations commenced September 28, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner.

     Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

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

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 2000, the Partnership had $1,107,252 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

REVENUE RECOGNITION

     Effective January 1, 2000, the Partnership adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Partnership's financial statements.

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 7 regarding the Class Action Lawsuit. Future minimum rents of $85,896 are due as follows:

            For the year ending December 31, 2001                 $    63,286
                                             2002..........            14,280
                                             2003..........             8,330
                                                                  -----------

                                             Total.........       $    85,896
                                                                  ===========

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:

                                             2000         1999         1998
                                           -------      -------      -------

     Awin Leasing Company, Inc. .......    $82,744      $84,778      $84,778
     Mobil Oil Corporation ............    $28,270      $30,690      $34,425
     Continental Food Packaging, Inc...    $27,667      $26,831      $  --
     Ford Motor Company ...............    $23,245      $32,915      $37,600
     Tenneco Packaging Company ........    $  --        $32,153      $39,359

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

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

REAL ESTATE LOAN

      The Partnership accounts for the loan to a real estate company using the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants ("AICPA") in February 1986 entitled "ADC Arrangements" (the "Third Notice"). The Partnership has evaluated this loan and has determined that real estate accounting is appropriate. This determination affects the Partnership's balance sheet classification of the loan and the recognition of revenues derived therefrom. The Third Notice was issued to address those real estate acquisition, development and construction arrangements where a lender has virtually the same risk and potential rewards as those of owners or joint ventures. Emerging Issues Task Force ("EITF") 86-21, "Application of the AICPA Notice to Practitioners regarding Acquisition, Development and Construction Arrangements to Acquisition of an Operating Property" expanded the applicability of the Third Notice to entities other than financial institutions.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

      Based on the applicability of the Third Notice, EITF 86-21 and consideration of the economic substance of the transaction, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of the real estate company under the equity method of accounting.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

     IMPAIRMENT OF LONG-LIVED ASSETS - The carrying value of long-lived assets, including equipment and the real estate loan, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

CONTINGENCIES

     It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

     The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (See Note 7). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $388,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership expensed approximately $297,000 for these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership expensed additional amounts of approximately $41,000 and $50,000 for such costs in 2000 and 1999, respectively.

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

     Net income (loss) and cash distributions per Unit are based on 480,227 Units outstanding during each of the three years in the period ended December 31, 2000 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their separate tax returns.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                               REMAINING
                                                              LEASE TERM            EQUIPMENT
                    EQUIPMENT TYPE                              (MONTHS)             AT COST                 LOCATION
------------------------------------------------------      ---------------     -----------------   -----------------

Materials handling....................................           0-12           $         326,159   MI/MN/NE/NY/OH/WA
Trailers/intermodal containers........................            6-7                     323,542   GA
Research and test.....................................             0                      105,805   CA
Manufacturing.........................................            31                       95,460   NJ
Communications........................................             0                       80,063   CA
Motor vehicles........................................            31                       64,367   NJ
Tractors and heavy duty trucks........................            31                       46,921   NJ
Construction and mining...............................             4                       31,282   AL
Computer and peripherals..............................             0                        1,146   TX
                                                                                -----------------
   Total equipment cost...............................                                  1,074,745
   Accumulated depreciation...........................                                  1,003,736
                                                                                -----------------
   Equipment, net of accumulated depreciation.........                          $          71,009
                                                                                =================

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 2000, the Partnership's equipment portfolio included equipment having a proportionate original cost of approximately $106,000, representing approximately 10% of total equipment cost.

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the lease terms. The summary above includes fully depreciated equipment held for re-lease or sale with an original cost of approximately $158,000 at December 31, 2000. The General Partner is actively seeking the sale or re-lease of all equipment not on lease.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 4 - INVESTMENT IN REAL ESTATE VENTURE

     On March 8, 2000, the Partnership and 10 affiliated partnerships (the "Exchange Partnerships") collectively loaned $32 million to Echelon Residential Holdings LLC ("Echelon Residential Holdings"), a newly formed real estate company. Echelon Residential Holdings is owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only equity investor in Echelon Residential Holdings related to EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities.

     The Partnership's loan is $2,730,000. Echelon Residential Holdings, through a wholly owned subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida-based real estate company. The loan has a term of 30 months, maturing on September 8, 2002 and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity. In connection with the transaction, Echelon Residential Holdings has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

     The loan is presented in accordance with the guidance for ADC Arrangements as described in Note 2, Real Estate Loans, in the Partnership's financial statements as of and for the year December 31, 2000. The loan is accounted for as an investment in real estate venture and is presented net of the Partnership's share of losses in Echelon Residential Holdings. For the period ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $207,217 and is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss."

     The summarized financial information for Echelon Residential Holdings as of December 31, 2000 and for the period March 8, 2000 (commencement of operations) through December 31, 2000 is as follows:

          Total assets.............. $    68,580,891
          Total liabilities......... $    70,183,162
          Minority interest......... $     2,257,367
          Total deficit ............ $    (3,859,638)

          Total revenues............ $     5,230,212
          Total expenses, minority
            interest and equity in
            loss of unconsolidated
            joint venture .......... $    11,936,238
          Net loss.................. $    (6,706,026)

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2000, 1999 and 1998, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                 2000          1999          1998
                                               --------      --------      --------
     Equipment management fees ..........      $  7,482      $  9,848      $ 13,512
     Administrative charges .............        92,781       101,381        61,764
     Reimbursable operating expenses
          due to third parties ..........       110,181       158,780       390,029
                                               --------      --------      --------

                                    Total      $210,444      $270,009      $465,305
                                               ========      ========      ========

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

     All rents and proceeds from the sale of equipment are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 2000, the Partnership was owed $12,809 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2001.

Certain affiliates of the General Partner own Units in the Partnership as follows:

        ---------------------------------------- ----------- -----------------
                                                  Number of   Percent of Total
                          Affiliate              Units Owned Outstanding Units
        ---------------------------------------- ----------- -----------------

        Atlantic Acquisition Limited Partnership      20,888              4.35%
        ---------------------------------------- ----------- -----------------

        Old North Capital Limited Partnership          1,000              0.21%
        ---------------------------------------- ----------- -----------------

         Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995. The general partners of AALP and ONC are controlled by Gary D. Engle. EFG owns limited partnership interests, representing substantially all of the economic benefit, of AALP and the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and CEO of Semele and President and Chief Executive Officer of EFG and sole shareholder and Director of EFG's general partner.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 6 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

     The following is a reconciliation between net (loss) income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                                        2000            1999           1998
                                                     ---------       ---------      ---------
     Net (loss) income ...........................   $(168,041)      $ 296,465      $ 575,168

          Financial statement depreciation in
                excess of tax depreciation .......      25,666          25,906         42,853
          Interest income - real estate venture...     333,384            --             --
          Partnership's share of unconsolidated
            real estate venture's loss ...........     207,217            --             --
          Deferred rental income .................        --              --             (440)
          Other ..................................       5,490          46,380        201,840
                                                     ---------       ---------      ---------

     Net income for federal income tax
          reporting purposes .....................   $ 403,716       $ 368,751      $ 819,421
                                                     =========       =========      =========

      The principal component of "Other" consists of the differences between the tax and financial statement gain or loss on equipment disposals.

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

      The following is a reconciliation between Partners' Capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                          2000             1999
                                                                      -----------      -----------
     Partners' capital ...........................................    $ 3,612,346      $ 3,780,387
          Add back selling commissions and organization
               and offering costs .................................     1,345,638        1,345,638
          Cumulative difference between federal income tax
               and financial statement (loss) income ..............       485,041          (86,716)
                                                                      -----------      -----------
     Partners' capital for federal income tax reporting purposes...   $ 5,443,025      $ 5,039,309
                                                                      ===========      ===========

     Cumulative difference between federal income tax and financial statement
(loss) income represent timing differences.

NOTE 7 - LEGAL PROCEEDINGS

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

     On March 8, 2000, the Exchange Partnerships collectively made a $32 million loan as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate loan is $2,730,000. The loan consists of a term loan to Echelon Residential Holdings, a newly-formed real estate company that is owned by several independent investors and, in his individual capacity, James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities. Echelon Residential Holdings, through a wholly-owned subsidiary, ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. The loan has a term of 30 months maturing on September 8, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings has pledged its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral for the loan.

     In the absence of the Court's authorization to enter into new investment activities, the Partnership's Restated Agreement, as amended, would not permit such activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Consistent with the Amended

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

Stipulation, the Second Amended Stipulation provides terms for unwinding any new investment transactions in the event that the Consolidation is not effected or the Partnership objects to its participation in the Consolidation.

     The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $388,000, of which approximately $41,000, $50,000 and $297,000 was expensed by the Partnership in 2000, 1999 and 1998, respectively.

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

NOTE 8 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                             THREE MONTHS ENDED
                                      ------------------------------------------------------------------

                                      MARCH 31,     JUNE 30,   SEPTEMBER 30,   DECEMBER 31,     TOTAL
                                      ---------     --------   ------------    ------------    ---------
              2000
              -----
     Total lease revenue .........     51,065        51,772        45,424         51,032        199,293
     Net income (loss) ...........     38,809         3,350       (80,993)      (129,207)      (168,041)
     Net income (loss) per
       limited partnership unit...       0.07          0.01         (0.16)         (0.25)         (0.33)


              1999
              ----
     Total lease revenue .........     63,859        67,308        53,406         63,245        247,818
     Net income ..................     57,698       145,738        74,961         18,068        296,465
     Net income per
       limited partnership unit...       0.11          0.29          0.15           0.04           0.59

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998:

                                                              2000            1999            1998
                                                          ----------      ----------      ----------
     Rents earned prior to disposal of equipment,
            net of interest charges ...................   $  143,799      $1,485,102      $1,898,154

     Sale proceeds realized upon disposition
          of equipment ................................       19,733         191,523         945,477
                                                          ----------      ----------      ----------

     Total cash generated from rents and
          equipment sale proceeds .....................      163,532       1,676,625       2,843,631

     Original acquisition cost of equipment disposed...       94,080         708,469       1,637,002
                                                          ----------      ----------      ----------

     Excess of total cash generated to cost
          of equipment disposed .......................   $   69,452      $  968,156      $1,206,629
                                                          ==========      ==========      ==========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                               SALES AND
                                                             OPERATIONS       REFINANCINGS        TOTAL
                                                            -----------       ------------      -----------
     Net (loss) income ...............................      $  (178,575)      $    10,534       $  (168,041)

     Add:
          Depreciation ...............................           62,467              --              62,467
          Management fees ............................            7,482              --               7,482
            Partnership's share of unconsolidated real
                estate venture's loss ................          207,217              --             207,217
          Book value of disposed assets ..............             --               9,199             9,199
                                                            -----------       -----------       -----------

          Cash from operations, sales and refinancings           98,591            19,733           118,324

     Less:
          Management fees ............................           (7,482)             --              (7,482)
                                                            -----------       -----------       -----------
          Distributable cash from operations, sales
              and refinancings .......................           91,109            19,733           110,842

     Other sources and uses of cash:
          Cash and cash equivalents at beginning
              of year ................................        3,196,776           682,048         3,878,824
          Net change in receivables and accruals .....           23,562              --              23,562
          Investment in real estate venture ..........       (2,085,088)         (644,912)       (2,730,000)

     Less:
          Cash distributions paid ....................             --             (56,869)          (56,869)
                                                            -----------       -----------       -----------

     Cash and cash equivalents at end of year ........      $ 1,226,359       $      --         $ 1,226,359
                                                            ===========       ===========       ===========

                AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                      FOR THE YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2000, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

     Operating expenses                           $      204,266